Free Writing Prospectus	Filed Pursuant to Rule 433(d)
Registration Statement No. 333-162685

FINAL TERM SHEET

Dated January 6, 2011

Issuer:	Japan Finance Organization for Municipalities (JFM)

Security:	4.000% Guaranteed Bonds due January 13, 2021

Ratings:	Moody’s: Aa2/S&P: AA Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Guarantee:	Payments of principal and interest on the bonds are unconditionally and irrevocably guaranteed by Japan.

Currency / Size:	$1,000,000,000

Denomination:	$100,000 x $100,000

Pricing date:	January 6, 2011

Settlement date:	January 13, 2011

Maturity date:	January 13, 2021

Coupon:	4.000% (Semi-Annual, 30/360)

Interest payment dates:	Every January 13 and July 13 of each year, commencing July 13, 2011 and ending January 13, 2021

Redemption price:	100%

Issue price:	99.170%

Benchmark:	2.625% due November 15, 2020

Benchmark yield:	3.417%

Spread:	68.5bp

Yield:	4.102%

Joint Lead Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities Ltd. Nomura International plc

Format:	SEC Registered

Clearing Systems:	Euroclear and Clearstream, Luxembourg (International global bond held at the common depositary); DTC (DTC global bond)

International global bond ISIN:	XS0568671555

International global bond Common Code:	056867155

DTC global bond ISIN:	US471068AA42

DTC global bond CUSIP:	471068 AA4

Use of proceeds:	The net proceeds of the issue of the bonds will be used for the repayment of previously issued government-guaranteed debt securities.

Governing law:	New York

Listing:	London Stock Exchange’s Regulated Market
You can access JFM’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act at the following website: http://www.sec.gov/Archives/edgar/data/837335/000095012311000895/k02303e424b5.htm
Each purchaser of the bonds offered hereby will be deemed to have represented and agreed that it is a “Gross Recipient” as defined in “Underwriting” of the foregoing prospectus.
JFM has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents JFM has filed with the SEC for more complete information about JFM and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect to Merrill Lynch, Pierce, Fenner & Smith Incorporated at +1-800-294-1322, J.P. Morgan Securities Ltd. at +44-207-779-3130, or Nomura International plc at +44-20-7103-5652.